Exhibit 4.1 DESCRIPTION OF SECURITIES General The following is a summary of information concerning the capital stock and warrants of BNB Standard Corporation, formerly CEA Industries Inc. (the "Company," "we," "us" and "our"). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company's Restated Articles of Incorporation, as filed with the Secretary of State of the State of Nevada with effect on September 29, 2026 (the "Charter"), the certificate of designation of the Series C Junior Participating Preferred Stock, the Company's Amended and Restated Bylaws, as adopted on October 2, 2026 (the "Bylaws"), the Stockholder Rights Agreement or the agreements governing the warrants described below, and are qualified in their entirety by those documents, each of which is filed as an exhibit to or incorporated by reference in our reports filed with the Securities and Exchange Commission. We have four classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): our common stock; the Public Warrants; the Stapled Warrants; and the Rights, in each case as defined and described below. This exhibit describes only those classes. Common Stock The Charter authorizes us to issue up to 200,000,000 shares of common stock, par value $0.00001 per share. Subject to the prior dividend rights of the holders of any shares of issued and outstanding preferred stock, holders of shares of common stock are entitled to receive dividends when, as and if declared by the Company's board of directors (the "Board") out of funds legally available for that purpose. We have not declared or paid cash dividends on our common stock. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. Directors are elected by a plurality of the votes cast. Except as otherwise required by applicable law, the Charter or the Bylaws, every other matter is approved if the votes cast in favor of the matter exceed the votes cast opposing it. Abstentions and broker non-votes are not votes cast. The holders of one-third of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy, constitute a quorum. In the event of any liquidation, dissolution or winding up of the Company, after satisfaction in full of the liquidation preferences of holders of any shares of issued and outstanding preferred stock, holders of shares of common stock are entitled to a ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise, and holders of shares of common stock are not entitled to pre-emptive, subscription or conversion rights. The issued and outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Our common stock is listed on The Nasdaq Capital Market ("Nasdaq") under the symbol "BNC." Preferred Stock The Charter authorizes us to issue up to 25,000,000 shares of preferred stock, par value $0.00001 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by the Board. The Board has the right, without prior approval of the holders of common stock and subject to the rights of any series of preferred stock then outstanding, to specify any and all terms of a series of preferred stock, including the number of authorized shares of the series, the rank, dividend and distribution rights, voting rights, liquidation rights and redemption, conversion and pre-emption rights.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our Board will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our Board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. The Board has designated 200,000 shares of preferred stock as Series C Junior Participating Preferred Stock (the "Series C Preferred Stock"), reserved for issuance upon exercise of the Rights described below. No shares of preferred stock are issued or outstanding. Each share of Series C Preferred Stock, when issued, will entitle the holder to cumulative quarterly dividends in an amount per share equal to the greater of $1,000 and 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, declared on the common stock since the payment date of the immediately preceding quarterly dividend. Upon liquidation, dissolution or winding up, holders of Series C Preferred Stock will be entitled to receive $1,000 per share plus accrued and unpaid dividends before any distribution is made to holders of junior stock, after which holders of common stock will receive an amount per share equal to that preference divided by 1,000, with any remaining assets distributed to holders of Series C Preferred Stock and common stock in the ratio of 1,000 to 1 on a per share basis. Each share will entitle the holder to 1,000 votes on all matters submitted to a vote of stockholders, voting together with the common stock as a single class, and, in the event of a consolidation, merger or similar transaction in which shares of common stock are exchanged or changed, will be similarly exchanged or changed into 1,000 times the amount received per share of common stock. Each of these amounts is subject to adjustment for stock dividends, subdivisions and combinations of the common stock. The Series C Preferred Stock is not redeemable and ranks junior to any other series of preferred stock that may be issued, unless the terms of that series provide otherwise. Preferred Stock Purchase Rights On December 26, 2025, the Board adopted a Stockholder Rights Agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as rights agent, and declared a dividend of one preferred stock purchase right (each, a "Right" and, collectively, the “Rights”) for each outstanding share of common stock and for each share of common stock issuable upon complete exercise of certain outstanding warrants (the "Participating Warrants"), without regard to any limitation on exercise of those warrants, including any beneficial ownership limitation, in each case payable to holders of record as of January 8, 2026. Exercise. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock at an exercise price of $33.50 per Right, subject to adjustment. The Rights are not exercisable until the Distribution Time specified in the Rights Agreement. No Rights have become exercisable. Triggering Event. Subject to the exceptions described below, the Rights become exercisable if a person or group acquires beneficial ownership of 15% or more of our outstanding common stock (an "Acquiring Person"). Upon such an event, each Right other than Rights beneficially owned by the Acquiring Person and its related persons and certain transferees, which become null and void, entitles the holder to purchase shares of our common stock having a market value of twice the exercise price of the Right, subject to adjustment. Flip-over Event. If, at any time after a person becomes an Acquiring Person, the Company consolidates with or merges into another entity and is not the surviving entity, another entity merges into or engages in a share exchange with the Company and all or part of the outstanding common stock is changed into or exchanged for securities, cash or other property, or the Company sells or otherwise transfers, in one transaction or a series of related transactions, assets, cash flow or earning power aggregating 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries taken as a whole, then each Right other than Rights that have become null and void entitles the holder to purchase common stock of the acquiring company having a market value of twice the exercise price of the Right, subject to adjustment. Beneficial Ownership. For purposes of the Rights Agreement, a person is treated as beneficially owning shares of common stock that the person has the right or obligation to acquire, whether immediately or only after the passage of time or the satisfaction of other conditions, and without regard to any limitation on exercise, including any beneficial ownership limitation of the kind described elsewhere in this exhibit. Certain synthetic interests created by derivative positions are also treated as beneficial ownership, to the extent shares of common stock are directly or indirectly held by counterparties to those positions. Exceptions. The definition of Acquiring Person excludes Exempt Persons and Grandfathered Persons, in each case as defined in the Rights Agreement. Exempt Persons include the Company and its subsidiaries, any officer, director or employee of the Company or a subsidiary solely in that capacity, and Company benefit plans and related trustees. A Grandfathered Person is generally a person whose beneficial ownership, together with that of its related persons, equaled or exceeded 15% of our outstanding common stock immediately prior to the first public announcement of the adoption of the Rights Agreement. A person ceases to be a Grandfathered Person, and may become an Acquiring Person, if its beneficial ownership falls below 15% or if it increases its beneficial ownership to an amount equal to or greater than the greater of 15% and the sum of its lowest beneficial ownership at any time after that announcement plus one share of common stock. Grandfathered status extends only to the security or instrument in the type and form held as of the date of the Rights Agreement and does not extend to a subsequent change, modification, swap or exchange into a different type or form of security or instrument unless contemplated by the terms of that instrument, so that shares of common stock acquired upon exercise of grandfathered warrants remain grandfathered; cash-settled swap or exchange contracts are not grandfathered. In addition, a person will not become an Acquiring Person solely as a result of a reduction in the number of outstanding shares of common stock caused by our repurchase of shares, solely as a result of the grant or exercise of equity awards by the Company, as a result of purchases or issuances, including debt-for- equity exchanges, directly from the Company or through an underwritten offering approved by the Board, or where the Board determines in good faith that the person became an Acquiring Person inadvertently and the person has divested or promptly divests a sufficient number of shares, in each case subject to the conditions set forth in the Rights Agreement. Additionally, a bona fide swaps dealer will also not become an Acquiring Person as a result of ordinary-course activities that the Board determines were undertaken without an intent to evade the Rights Agreement or to control or influence the Company’s management or policies. Redemption. The Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, subject to adjustment to reflect any stock split, reverse stock split, stock dividend or similar transaction, at any time prior to the earlier of the time a person becomes an Acquiring Person and the Final Expiration Time. The Company may pay the redemption price in cash, in shares of common stock valued at their market price at the time of redemption or in any other form of consideration the Board deems appropriate. Upon the effectiveness of a redemption, the right to exercise the Rights terminates and the only right of holders is to receive the redemption price.

Exchange. At any time after a person becomes an Acquiring Person, and before that person, together with its related persons, becomes the beneficial owner of 50% or more of our outstanding common stock, the Board may exchange the Rights, other than Rights that have become null and void, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series C Preferred Stock or of a class or series of preferred stock having equivalent rights, preferences and privileges, per Right, subject to adjustment. Amendment. At any time prior to the Stock Acquisition Date specified in the Rights Agreement, the Board may amend or supplement the Rights Agreement in any respect without the consent of holders of Rights. Before any person becomes an Acquiring Person, the Board may also amend the Rights Agreement to make it inapplicable to a particular transaction by which a person might otherwise become an Acquiring Person or otherwise alter its application to that transaction. On or after the Stock Acquisition Date, the Board may amend the Rights Agreement only to make changes that do not materially adversely affect the interests of holders of Rights, other than the Acquiring Person and its related persons and transferees, to cure an ambiguity, or to correct or supplement an inconsistent provision. Expiration. The Rights expire on the earliest to occur of the close of business on December 26, 2026, the time at which the Rights are redeemed, the time at which the Rights are exchanged, and the closing of a merger or other acquisition transaction involving the Company pursuant to an agreement approved by the Board before any person becomes an Acquiring Person. Rights as a Stockholder. Until a Right is exercised, the holder will have no rights as a stockholder of the Company by virtue of the Right, including the right to vote or to receive dividends. The Rights are registered under Section 12(b) of the Exchange Act and have no separate trading symbol. Until the Distribution Time, the Rights are evidenced by, and transfer only with, the shares of common stock and the Participating Warrants to which they attach, and the exercise of a Participating Warrant results in the cancellation and retirement of the Rights associated with it. Public Warrants On February 10, 2022, we issued in a public offering (the "February 2022 Offering") an aggregate of 5,811,138 warrants (the "Public Warrants"). The Public Warrants are listed on Nasdaq under the symbol "BNCWW." As a result of the reverse stock split effected in May 2024, each Public Warrant is exercisable for one-twelfth (1/12th) of a share of common stock at an exercise price of $60.00 per whole share. At April 30, 2026, 4,909,408 Public Warrants remained outstanding, exercisable in the aggregate for 409,117 shares of common stock. Form. The Public Warrants were issued in electronic book-entry form. Exercisability. The Public Warrants are exercisable at any time until 5:00 p.m., New York City time, on February 10, 2027, and are not redeemable by the Company. The Public Warrants are exercisable at the option of the holder, in whole or in part, by delivery of a duly executed exercise notice and payment in full in immediately available funds. If a registration statement registering the issuance of the underlying shares is not effective or the prospectus is not available, the holder may instead elect to rescind the exercise or to exercise on a cashless basis using the formula set forth in the warrant agent agreement. Any Public Warrants outstanding at expiration will be automatically exercised on a cashless basis. No fractional shares will be issued upon exercise; in lieu of a fractional share, the Company will, at its election, either pay cash equal to the fraction multiplied by the exercise price or round up to the next whole share. Exercise Limitation. A holder may not exercise a Public Warrant to the extent that the holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the outstanding common stock immediately after giving effect to the exercise, or 9.99% if so elected by the holder prior to issuance.

A holder may increase or decrease this limitation on notice to the Company, subject to a 9.99% ceiling, and any increase takes effect on the 61st day after notice. Adjustment. The exercise price and the number of shares issuable upon exercise are subject to adjustment for stock dividends, subdivisions, combinations (including reverse stock splits) and reclassifications, in each case so that the aggregate exercise price of a Public Warrant remains unchanged. The exercise price is also reduced upon cash and other distributions to holders of common stock, and holders are entitled to participate in pro rata rights offerings as if they had exercised in full. Transferability. Subject to applicable law, the Public Warrants may be offered for sale, sold, transferred or assigned without our consent. Fundamental Transactions. Upon a reorganization, recapitalization or reclassification of our common stock, a sale or other disposition of all or substantially all of our properties or assets, a consolidation or merger, a completed tender or exchange offer accepted by holders of 50% or more of our outstanding common stock, or a transaction in which a person or group acquires more than 50% of our outstanding common stock, holders of Public Warrants will be entitled to receive, upon exercise, common stock of the successor or acquiring corporation or of the Company if it is the surviving corporation. Rights as a Stockholder. Except as otherwise provided in the warrant agent agreement, a holder of a Public Warrant does not have the rights or privileges of a holder of our common stock, including voting rights, until the holder exercises the Public Warrant. Stapled Warrants On July 28, 2025, the Company entered into securities purchase agreements with a group of institutional and accredited investors (the "Securities Purchase Agreements") in a private placement offering (the "July 2025 Offering"), pursuant to which it issued and sold shares of common stock and several classes of warrants, including 49,504,988 stapled warrants — warrants issued together with shares of common stock — (the "Stapled Warrants") to purchase shares of common stock. Each Stapled Warrant is exercisable for one share of common stock at an exercise price of $15.15 per share, subject to adjustment, and expires 36 months after issuance. The Stapled Warrants began trading separately on Nasdaq under the symbol "BNCWZ" on April 15, 2026. At April 30, 2026, 49,504,988 Stapled Warrants remained outstanding. The Stapled Warrants are subject to the Registration Rights Agreement described below. A Stapled Warrant may be exercised only if a registration statement covering the resale of the Stapled Warrants and the underlying shares is then effective and the related prospectus is current. The Stapled Warrants may not be exercised on a cashless basis, and in no event is the Company required to net cash settle a Stapled Warrant. No fractional shares are issued upon exercise; any fractional interest is rounded down. The Company may require holders to exercise their Stapled Warrants in full if the daily volume-weighted average price of the common stock exceeds $20.20 per share—200% of the $10.10 per share purchase price in the July 2025 Offering—on 20 trading days within a 30-trading-day period, on at least 30 days' notice and subject to a resale registration statement then being effective. If a holder does not pay the exercise price in cash within 30 days after the mandatory exercise date, the Company may either effect a cashless exercise of that holder's Stapled Warrants on terms it determines or redeem and cancel them for $0.00001 per Stapled Warrant. A holder may elect in writing to become subject to a limitation prohibiting exercise to the extent the holder, together with its affiliates and group members, would beneficially own more than 4.99%, 9.99% or such other percentage as the holder specifies. The limitation applies only to holders that make the election.

The number of shares issuable upon exercise and the exercise price are subject to adjustment for stock dividends, subdivisions, combinations and reclassifications, and the exercise price is reduced upon cash and other distributions to holders of common stock. Upon a reclassification, reorganization, merger or sale of substantially all assets, Stapled Warrants become exercisable for the consideration a holder would have received had it exercised immediately prior to the transaction. Holders have no rights as stockholders prior to exercise. 2025 Registration Rights In connection with the July 2025 Offering, the Company entered into a registration rights agreement dated July 28, 2025, as amended on September 3, 2025 (the "Registration Rights Agreement"), pursuant to which the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission within 30 days of the closing of the July 2025 Offering registering the resale of the common stock and the several classes of warrants sold or issued in the July 2025 Offering, including the Stapled Warrants, and the shares of common stock underlying those warrants. The Registration Rights Agreement provides for cash penalties payable to the investors if the registration obligations are not satisfied on a timely basis, and provides for customary securities indemnification of the holders in respect of the registration statement. Provisions of Our Charter and Bylaws and Nevada Law That May Have Anti-Takeover Effects Our Charter, Bylaws and the Nevada Revised Statutes (the “NRS”) contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders. Authorized but Unissued Capital Stock. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules of any stock exchange on which our securities may be listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Stockholder Nomination of Directors. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. Stockholder Ability to Call Special Meetings of Stockholders. Our Bylaws provide that special meetings of the stockholders can be called by (i) the secretary upon the written request of the holders of 10% of the voting shares of the Company, and (ii) the president, or by the Board or a majority thereof, subject to the notice, record date and information requirements set forth therein. Size of Board and Vacancies. The Bylaws provide that the number of directors will be not less than one nor more than 13, as determined from time to time by action of the stockholders or by a resolution of the entire Board (excluding any unfilled vacancies), or if the number is not fixed, the number will be one. In case of any vacancy in the Board, the remaining directors, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the directors whose place is vacant, and until his/her successor has been duly elected and qualified. Further, the remaining directors may fill any empty seats on the Board even if the empty seats have never been occupied.

Director Removal. Under NRS 78.335(1), a director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. No Cumulative Voting. Holders of shares of common stock do not have cumulative voting rights. Amendments to Bylaws. Our Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the entire Board, without a stockholder vote. In addition, the Bylaws may be amended, altered, or repealed at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment is contained in the notice of the meeting. Nevada Anti-Takeover Statutes. Nevada’s control share statutes (NRS 78.378 through 78.3793) limit the voting rights of shares acquired in specified control acquisitions, and Nevada’s business combination statutes (NRS 78.411 through 78.444) impose a moratorium on specified transactions between a Nevada corporation and a beneficial owner of 10% or more of its voting power. Our Charter provides that we elect not to be governed by either set of statutes, and that election has been in effect since our incorporation. Accordingly, neither statute applies to us. We encourage you to read our Charter, our Bylaws and the applicable provisions of Chapter 78 of the NRS in their entirety. Exclusive Forum for Certain Actions. Unless a majority of the Board consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (or, if the Eighth Judicial District Court does not have subject matter jurisdiction, another state district court located within the State of Nevada or, if no state district court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada), to the fullest extent permitted by law, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim arising from a breach of a fiduciary duty owed by any current or former director, stockholder or officer or other employee of the Company to the Company or to the stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against the Company or any current or former director, stockholder or officer or other employee of the Company arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the NRS, the Bylaws or the Charter, (iv) any action or proceeding related to or involving the Company or any current or former director, stockholder or officer or other employee that is governed by the internal affairs doctrine of the State of Nevada, (v) any “internal action,” as defined in NRS 78.046, or (vi) any action or proceeding as to which the NRS confers jurisdiction on the district court of the State of Nevada. Although we believe the exclusive forum provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Transfer Agent, Warrant Agent and Rights Agent The transfer agent and registrar for our common stock, the warrant agent for the Public Warrants and the Stapled Warrants, and the rights agent under the Rights Agreement is Continental Stock Transfer & Trust Company.